UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2007

Spansion Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51666	20-3898239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 962-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement Amendment

On December 13, 2007, Spansion Inc. (“Spansion”) and Saifun Semiconductors Ltd. (“Saifun”) issued a joint press release announcing that they and Atlantic Star Merger Sub Ltd., a wholly-owned subsidiary of Spansion (“Merger Sub”), had entered into an amendment (the “Amendment”) to the Agreement and Plan of Merger and Reorganization, dated as of October 7, 2007 (as modified by the Amendment, the “Merger Agreement”). Pursuant to the Amendment, the cash distribution to be made by Saifun to its shareholders immediately prior to the consummation of the merger of Merger Sub with and into Saifun has been increased by approximately $31.4 million. The cash distribution will be funded solely from Saifun’s existing cash on hand concurrently or before, and subject to, the closing of the transaction.

Subject to the terms and conditions of the Merger Agreement, as modified by the Amendment, each Saifun shareholder will receive 0.7429 shares of Spansion common stock and will receive approximately $6.05 per share in cash based on Saifun’s current capitalization (representing a distribution of a portion of Saifun’s existing cash) for each Saifun Ordinary Share.

Copies of the Amendment to the Merger Agreement and the press release are attached hereto as exhibits and are hereby incorporated into this report by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

2.1	Amendment to Agreement and Plan of Merger and Reorganization, dated as of December 12, 2007, by and among Spansion Inc., Atlantic Star Merger Sub Ltd. and Saifun Semiconductors Ltd.

99.1	Press Release issued by Spansion Inc. on December 13, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Spansion Inc.

Date: December 13, 2007	By:	/s/ Robert C. Melendres
		Name:	Robert C. Melendres
		Title:	Executive Vice President, Chief Legal Officer and Corporate Development

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Exhibit Index

Exhibit No.	Description

2.1	Amendment to Agreement and Plan of Merger and Reorganization, dated as of December 12, 2007, by and among Spansion Inc., Atlantic Star Merger Sub Ltd. and Saifun Semiconductors Ltd.

99.1	Press Release issued by Spansion Inc. on December 13, 2007.

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